October 21, 2015	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Sonoco Reports Third Quarter 2015 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported consolidated financial results for its third quarter, ending September 27, 2015.

(2014 consolidated financial results referenced in this news release have been restated to reflect adjustments associated with the previously reported misstatements of the Company’s Irapuato, Mexico, packaging center. Information on the restatement is available in the Company’s 2014 Annual Report on Form 10-K/A.)

Third Quarter Highlights

•	Third quarter 2015 GAAP earnings per diluted share were $.43, compared with $.65 in 2014.

•
Third quarter 2015 GAAP results include $.12 per diluted share, after tax, of foreign exchange related asset impairment charges related to its operations in Venezuela; $.06 per diluted share, after-tax, in asset impairment and restructuring charges; in addition to $.05 per diluted share, after tax, in legal and financial professional expenses associated with the above mentioned financial misstatements at the Irapuato packaging center. Third quarter 2014 GAAP results included after-tax charges of $.04 per diluted share related to restructuring activities and acquisition costs.

•
Base net income attributable to Sonoco (base earnings) for third quarter 2015 was $.65 per diluted share, compared with $.69 in 2014. (See base earnings definition and reconciliation later in this release.) Base earnings in the 2014 quarter benefited from the settlement of a lawsuit which added approximately $.03 per diluted share, after tax. Sonoco previously provided third quarter base earnings guidance of $.65 to $.70 per diluted share.

•	Third quarter 2015 net sales declined approximately 2 percent to $1.24 billion.

•
Cash flow from operations for the third quarter was $145 million, compared with $162 million in 2014. Free cash flow was $56 million, compared with $83 million in 2014. (See free cash flow definition later in this release.)

Earnings Guidance Update

•	Base earnings for the fourth quarter of 2015 are estimated to be in the range of $.59 to $.64 per diluted share. Base earnings in the fourth quarter of 2014 were $.61 per diluted share.

•	Full-year 2015 base earnings guidance is updated to $2.46 to $2.51 per diluted share versus previous guidance of $2.48 to $2.58.

•	2015 free cash flow projection is unchanged at approximately $140 million.

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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7851
www.sonoco.com

Sonoco Reports Third Quarter 2015 Results - page 2

Third Quarter Comments
“We are encouraged by the continued solid momentum achieved by our Consumer Packaging and Protective Solutions segments during the quarter,” said Sonoco President and Chief Executive Officer Jack Sanders. “However, weak performance in our Industrial-focused businesses kept overall results at the low end of our expectations. Overall, gains from acquisitions, manufacturing productivity improvements and a positive price/cost relationship were more than offset by soft volume, a negative mix in some of our businesses and higher labor, pension, maintenance and other operating costs along with the negative impact of continued strength of the U.S. dollar.

“Operating profits in our Consumer Packaging segment were up 11 percent and reached a record for the fourth consecutive quarter. The current quarter improvement was a result of gains from acquisitions, a positive price/cost relationship and manufacturing productivity improvements. Additionally, volume increased in the segment as gains in flexible packaging and international composite cans were only partially offset by declines in North America composite cans. These positive factors more than offset higher labor, pension, maintenance, other operating costs, and negative changes in product mix. Operating profits in our Display and Packaging segment showed significant improvement due to strong manufacturing productivity gains and volume growth in our international display and packaging business. These positive factors were partially offset by higher labor, maintenance and other operating costs.

“Our Paper and Industrial Converted Products segment experienced a significant decline in operating profits during the quarter driven by weak volume in North America and emerging markets, a negative mix of business and higher labor, pension, maintenance and other operating costs, which were partially offset by modest improvement in manufacturing productivity.

“In our Protective Solutions segment, operating profits grew 26 percent due to continued strong volume growth, a positive price/cost relationship and manufacturing productivity improvements, which more than offset negative mix and higher labor, maintenance and other operating costs.”

Third Quarter Summary
GAAP net income attributable to Sonoco in the third quarter was $43.9 million, or $.43 per diluted share, compared with $67.1 million, or $.65 per diluted share, in the prior-year. Base earnings in the third quarter were $66.7 million, or $.65 per diluted share, compared with $70.8 million, or $.69 per diluted share, in 2014. Both GAAP and base prior-year earnings benefited from the settlement of a lawsuit which added approximately $.03 per diluted share, after tax, in the quarter. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring charges, asset impairment charges, acquisition expenses and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the underlying financial performance of the business.

Third quarter base earnings exclude $12.1 million, or $.12 per diluted share, in after-tax asset impairment charges related to exchange rates in Venezuela; $5.9 million in after-tax charges, or $.06 per diluted share, related to previously announced restructurings and asset impairment and acquisition costs; and $4.8 million in after tax charges, or $.05 per diluted share, in legal and financial professional fees incurred to investigate and correct the financial misstatements at the Irapuato packaging center. Base earnings in the third quarter of 2014 excluded after-tax charges of $3.7 million, or $.04 per diluted share, stemming from asset impairments, restructuring costs and acquisition expenses. Additional information about base earnings and base earnings per diluted share, along with reconciliation to the most closely applicable GAAP financial measures, is provided later in this release.

Net sales for the third quarter were $1.24 billion, down approximately 2 percent, compared with $1.26 billion in last year’s quarter. Sales were negatively impacted $82 million by foreign exchange along with lower selling prices stemming from the year-over-year decline in recovered paper and resin costs. These negative factors essentially offset net acquisition sales gains of $64 million and modest volume growth.

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Sonoco Reports Third Quarter 2015 Results - page 3

Gross profit was $229 million in the third quarter, up about 3 percent, compared with $222 million in the same period in 2014. Gross profit as a percent of sales improved to 18.5 percent, compared with 17.6 percent in the same period in 2014. The Company’s third quarter selling, general and administrative (SG&A) expenses on a GAAP basis were $130 million, or 10.5 percent of sales, compared with $111 million, or 8.8 percent of sales. The increase was largely attributable to legal and professional costs associated with the investigation of the Irapuato packaging center misstatement, higher labor expenses and costs associated with newly acquired businesses, while SG&A was reduced in 2014 by legal settlement proceeds.

Cash generated from operations in the third quarter was $145 million, compared with $162 million in the same period in 2014. Operating cash flow was lower this quarter primarily due to lower GAAP net income, higher cash taxes and changes in working capital. Net capital expenditures and cash dividends were $54 million and $35 million, respectively, during the quarter, compared with $47 million and $32 million, respectively, during the same period in 2014. (Net capital expenditures is defined as capital expenditures minus proceeds from the disposal of capital assets). Free cash flow for the third quarter of 2015 was $56 million, compared with $83 million for the same period last year. (Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends).

Year-to-date Results
For the first nine months of 2015, net sales were $3.7 billion, essentially flat with 2014. The negative impact of foreign exchange reduced sales by approximately $205 million during the period, essentially offsetting approximately $199 million in sales coming from net acquisitions. Lower selling prices also essentially offset volume growth during the period.

Net income attributable to Sonoco for the first nine months of 2015 was $194.1 million, or $1.90 per diluted share, up 10 percent, from $176.9 million, or $1.71 per diluted share, in the same period in 2014. Earnings in the first nine months of 2015 benefited from a net gain of $2.9 million, after tax, or $.03 per diluted share, from a combination of the following: a favorable disposition of Fox River-related claims/litigation, gain on the sale of two metal end plants and a favorable tax reserve adjustment, partially offset by foreign exchange driven asset impairments in Venezuela, charges for restructuring costs, asset impairment charges, acquisition-related and environmental remediation expenses, and professional fees to investigate and correct the financial misstatements at the Irapuato packaging center. During the same period in 2014, earnings were negatively impacted by $9.2 million, or $.09 per diluted share, of restructuring and other related charges.

Base earnings for the first nine months were $191.2 million, or $1.87 per diluted share, compared with $186.1 million, or $1.80 per diluted share for the same period in 2014. This 3-percent increase in base earnings stemmed from a positive price/cost relationship, manufacturing productivity improvements and acquisitions. Partially offsetting these positive factors were higher labor, pension, maintenance and other operating costs and unfavorable changes in the mix of products sold.

Current year-to-date gross profit was $690 million, up 4 percent, compared with $661 million in the same period of 2014, largely due to the prior-year acquisition of Weidenhammer, a European composite can business. Gross profit as a percent of sales was 18.7 percent, compared with 17.9 percent for the same period in 2014.

For the first nine months of 2015, cash generated from operations was $318 million, compared with $267 million in the same period in 2014. Both operating cash flow and free cash flow were higher in the first nine months of 2015 as higher GAAP net income was also benefited by a less negative impact of net working capital changes year over year. Year-to-date 2015 pension and post-retirement plan contributions, net of expenses, were $42 million less than the previous year. Net capital expenditures and cash dividends were $110 million and $103 million, respectively, during the first nine months of 2015, compared with $129 million and $96 million, respectively, in 2014. Free cash flow for the first nine months of 2015 was $106 million, compared with $42 million for the same period last year. Year-to-date, the Company has used available cash to reduce debt, net of proceeds, by approximately $48 million. In addition, the Company purchased a majority interest in a flexible packaging business in Brazil for $16 million.

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Sonoco Reports Third Quarter 2015 Results - page 4

At September 27, 2015, total debt was approximately $1.20 billion, compared with $1.25 billion at December 31, 2014, including no outstanding commercial paper. The Company’s debt-to-capital ratio was 45 percent at the end of the third quarter, compared with 46 percent at the end of 2014. Cash and cash equivalents were $193 million at September 27, 2015, compared with $161 million at year end 2014.

Corporate
During the third quarter, the Company concluded that it was more appropriate to report its Venezuelan operations based on the SIMADI alternative exchange rate mechanism currently in place in Venezuela rather than continue using the official rate. As a result, third quarter Venezuela operating results and all monetary assets and liabilities in Venezuela are reflected in the consolidated financial statements using SIMADI-based rates; the SIMADI rate at the end of September was 198 bolivars to the dollar compared to the official rate of 6.3 to 1. This change resulted in a foreign exchange remeasurement loss on net monetary assets. In addition, the use of the significantly higher SIMADI exchange rate resulted in impairment charges against inventories and certain long-term nonmonetary assets since the U.S. dollar value of projected future cash flows from these assets was no longer sufficient to recover their U.S. dollar carrying values. The combined impact on current quarter results of the impairment charges and remeasurement loss was $12.1 million on both a before and after-tax basis.

Net interest expense for the third quarter of 2015 increased to $13.7 million, compared with $12.9 million during the same period in 2014. The increase was due to higher year-over-year debt levels as result of the Weidenhammer acquisition. The 2015 third quarter effective tax rate on GAAP and base earnings was 37.7 percent and 30.8 percent, respectively, compared with 29.6 percent and 29.9 percent on GAAP and base earnings, respectively, for the prior year’s third quarter. A less favorable distribution of earnings between high and low-tax jurisdictions, as well as certain non-recurring tax charges occurring in the current quarter, contributed to the higher year-over-year third quarter effective tax rate on both GAAP and base earnings.

Fourth Quarter and Full-Year 2015 Outlook
Sonoco expects fourth quarter 2015 base earnings to be in the range of $.59 to $.64 per diluted share. The Company’s fourth quarter 2014 base earnings were $.61 per diluted share. Annual 2015 base earnings guidance has been updated to $2.46 to $2.51. Previous base earnings guidance was $2.48 to $2.58 per share. The Company’s 2015 guidance reflects an expectation of a 31.5 percent effective tax rate. Free cash flow is expected to be approximately $140 million in 2015, compared with $120 million in 2014. The year-over-year increase reflects expectations for lower pension and post retirement plan contributions along with an increase in use of cash for both working capital and dividends.

The Company believes the assumptions reflected in the range of guidance are reasonable. However, given uncertainty regarding the future performance of the overall economy, potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described below, actual results could vary substantially.

Commenting on the Company’s outlook, Sonoco CEO Sanders said, “We are continuing to execute our ‘Grow and Optimize’ strategy, which is focused on growing our Consumer Packaging and Protective Solutions businesses and optimizing our industrial-related businesses. As part of this strategy, we are working closely with our customers to develop several new innovative growth projects in the U.S., Europe and Asia that are expected to add to sales in 2016 and beyond. Near-term we expect to continue facing global market uncertainty, which may impact demand for our products, while a strong U.S. dollar could continue to hinder operating results. As a result, we are narrowing our guidance and are working diligently to offset these headwinds by optimizing our supply chain, driving productivity improvements and further streamlining our cost structure.”

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Sonoco Reports Third Quarter 2015 Results - page 5

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); blow-molded plastic bottles and jars; extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Third quarter 2015 sales for the segment were $522 million, compared with $480 million in 2014. Segment operating profit was $55.2 million in the third quarter, compared with $49.8 million in the same quarter of 2014.

Segment sales during the quarter were up 8.7 percent due primarily to sales added from the prior year acquisition of Weidenhammer and the recent purchase of a majority interest in a Brazilian flexible packaging business, partially offset by the sale of two metal ends plants. Sales also benefited from volume gains in flexible packaging, international composite cans, and thermoformed and injection molded plastics, which more than offset declines in North America composite cans and blow molded plastics. Offsetting these sales gains were lower selling prices and the negative impact of foreign exchange. Segment operating profit improved 11 percent in the quarter as gains from acquisitions, a positive price/cost relationship and manufacturing productivity improvements more than offset higher labor, pension, maintenance and other operating costs along with the negative impact of a stronger dollar on foreign currency translation.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Third quarter 2015 sales for this segment were $163 million, compared with $177 million in 2014. Segment operating profit was $5.4 million in the quarter, compared with $2.0 million in 2014.

Sales for the quarter declined 8.1 percent as volume growth in international display and packaging activity was more than offset by the negative impact of foreign exchange. Quarterly operating profit for the segment improved significantly year over year due primarily to productivity improvements and volume gains, partially offset by higher labor and other costs, and the negative impact of foreign currency translation.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes and cores; fiber-based construction tubes and forms; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

Third quarter 2015 sales for the segment were $428 million down from $481 million in 2014. Segment operating profit was $32.3 million compared to $49.0 million in 2014.

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Sonoco Reports Third Quarter 2015 Results - page 6

Segment sales declined 11 percent due to the negative impact of foreign exchange and lower volume in recycling, tubes and cores and reels, partially offset by higher paper and corrugating volume. Sales were also negatively impacted by lower selling prices related to lower recovered paper prices. Operating profit declined 34 percent due to lower global volume, negative mix of business, general cost inflation, increased pension expense and the negative impact of foreign currency translation, which were partially offset by manufacturing productivity improvements.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

Third quarter 2015 sales were $130 million, up 4.5 percent compared with $125 million in the same period in 2014. Operating profit was $12.9 million, compared with $10.3 million in the same quarter of 2014.

The 4 percent increase in third-quarter sales was due to higher volume in molded automotive components, temperature-assured packaging and paper-based appliance packaging, partially offset by the negative impact of foreign exchange. Operating profit increased 25.6 percent due to volume gains along with price/cost and manufacturing productivity improvements, partially offset by a negative mix of business and higher labor and other operating costs.

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results on Thursday, October 22, 2015, beginning at 9 a.m. Eastern. The live conference call and a corresponding presentation can be accessed via the Internet at www.sonoco.com, under the Investor Relations section, or at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 12 p.m. Eastern, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 43808034. The archived call will be available through November 1, 2015. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5 billion, the Company has 20,800 employees working in more than 330 operations in 34 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is a proud member of the 2015/2016 Dow Jones Sustainability World Index. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included in herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” "re-envision," “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

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Sonoco Reports Third Quarter 2015 Results - page 7

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

•
availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;

•	costs of labor;

•	work stoppages due to labor disputes;

•	success of new product development, introduction and sales;

•	consumer demand for products and changing consumer preferences;

•	ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;

•	competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;

•	ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;

•	ability to improve margins and leverage cash flows and financial position;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;

•	ability to maintain innovative technological market leadership and a reputation for quality;

•	ability to profitably maintain and grow existing domestic and international business and market share;

•	ability to expand geographically and win profitable new business;

•	ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;

•	the costs, timing and results of restructuring activities;

•	availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;

•	effects of our indebtedness on our cash flow and business activities;

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Sonoco Reports Third Quarter 2015 Results - page 8

•	fluctuations in obligations and earnings of pension and postretirement benefit plans;

•	accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;

•	cost of employee and retiree medical, health and life insurance benefits;

•	resolution of income tax contingencies;

•	foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;

•	changes in U.S. and foreign tax rates, and tax laws, regulations and interpretations thereof;

•	accuracy in valuation of deferred tax assets;

•	accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;

•	accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;

•	liability for and anticipated costs of environmental remediation actions;

•	effects of environmental laws and regulations;

•	operational disruptions at our major facilities;

•	failure or disruptions in our information technologies;

•	loss of consumer or investor confidence;

•	ability to protect our intellectual property rights;

•	actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;

•	international, national and local economic and market conditions and levels of unemployment; and

•	economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.
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Sonoco Reports Third Quarter 2015 Results - page 9

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
		(As Restated)		(As Restated)

Net sales	$1,242,592	$1,262,503	$3,697,234	$3,700,151
Cost of sales	1,013,219	1,040,059	3,007,155	3,038,996
Gross profit	229,373	222,444	690,079	661,155
Selling, general and administrative expenses	130,341	110,507	357,893	360,712
Restructuring/Asset impairment charges	19,551	5,908	29,637	11,571
Income before interest and income taxes	$79,481	$106,029	$302,549	$288,872
Net interest expense	13,687	12,918	40,509	38,696
Income before income taxes and equity in earnings of affiliates	65,794	93,111	262,040	250,176
Provision for income taxes	24,775	27,539	75,019	79,322
Income before equity in earnings of affiliates	41,019	65,572	187,021	170,854
Equity in earnings of affiliates, net of tax	2,976	2,294	7,291	6,896
Net income	43,995	67,866	194,312	177,750
Net loss attributable to noncontrolling interests	(81)	(810)	(239)	(858)
Net income attributable to Sonoco	$43,914	$67,056	$194,073	$176,892

Weighted average common shares outstanding – diluted	102,405	103,087	102,387	103,425

Diluted earnings per common share	$0.43	$0.65	$1.90	$1.71
Dividends per common share	$0.35	$0.32	$1.02	$0.95

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
		(As Restated)		(As Restated)
Net sales
Consumer Packaging	$521,499	$479,609	$1,572,490	$1,418,200
Display and Packaging	162,945	177,364	450,334	497,543
Paper and Industrial Converted Products	427,753	480,741	1,298,940	1,426,367
Protective Solutions	130,395	124,789	375,470	358,041
Consolidated	$1,242,592	$1,262,503	$3,697,234	$3,700,151

Income before interest and income taxes:
Segment operating profit:
Consumer Packaging	$55,282	$49,769	$166,840	$140,783
Display and Packaging	5,405	2,007	7,278	9,549
Paper and Industrial Converted Products	32,292	48,996	99,052	125,289
Protective Solutions	12,911	10,277	36,200	25,204
Restructuring/Asset impairment charges	(19,551)	(5,908)	(29,637)	(11,571)
Other non-base income/(charges)	(6,858)	888	22,816	(382)
Consolidated	$79,481	$106,029	$302,549	$288,872

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Sonoco Reports Third Quarter 2015 Results - page 10

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
		(As Restated)		(As Restated)
Net income	$43,995	$67,866	$194,312	$177,750
Asset impairment charges	12,311	3,348	14,773	4,139
Depreciation, depletion and amortization	53,192	49,212	157,216	144,728
Fox River environmental reserves	(76)	(66)	(33,339)	(15,000)
Net pension and postretirement plan expense/(contributions)	10,581	5,520	13,428	(28,641)
Changes in working capital	(20,004)	5,352	(56,195)	(70,626)
Other operating activity	45,059	30,631	27,945	55,047
Net cash provided by operating activities	145,058	161,863	318,140	267,397

Purchase of property, plant and equipment, net	(53,851)	(46,538)	(138,667)	(128,836)
Proceeds from dispositions	—	—	29,108	—
Cost of acquisitions, exclusive of cash	(1,750)	—	(17,447)	(10,964)
Net debt proceeds	(64,740)	(18,276)	(48,077)	36,259
Cash dividends	(35,323)	(32,093)	(102,702)	(96,446)
Shares acquired under announced buyback	—	—	—	(8,635)
Other, including effects of exchange rates on cash	(13,746)	(33,180)	(8,100)	(44,786)

Net increase/(decrease) in cash and cash equivalents	(24,352)	31,776	32,255	13,989
Cash and cash equivalents at beginning of period	$217,775	$199,780	$161,168	$217,567
Cash and cash equivalents at end of period	$193,423	$231,556	$193,423	$231,556

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	September 27, 2015	December 31, 2014
		(As Restated)
Assets
Current Assets:
Cash and cash equivalents	$193,423	$161,168
Trade accounts receivable, net of allowances	688,476	653,737
Other receivables	38,063	38,580
Inventories	396,809	420,276
Prepaid expenses and deferred income taxes	86,401	100,028
	1,403,172	1,373,789
Property, plant and equipment, net	1,102,472	1,148,607
Goodwill	1,145,919	1,177,962
Other intangible assets, net	256,143	280,935
Other assets	205,930	212,618
	$4,113,636	$4,193,911
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$834,574	$851,314
Notes payable and current portion of long-term debt	129,022	52,280
Income taxes payable	11,117	8,599
	$974,713	$912,193
Long-term debt, net of current portion	1,073,043	1,200,885
Pension and other postretirement benefits	438,724	444,231
Deferred income taxes and other	127,870	132,755
Total equity	1,499,286	1,503,847
	$4,113,636	$4,193,911

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Sonoco Reports Third Quarter 2015 Results - page 11

Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts related to restructuring initiatives, asset impairment charges, environmental charges, acquisition costs, excess insurance recoveries, losses from the early extinguishment of debt, and certain other items, if any, the exclusion of which management believes improves comparability and analysis of the underlying financial performance of the business. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below.

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Sonoco Reports Third Quarter 2015 Results - page 12

		Non-GAAP Adjustments
Three Months Ended September 27, 2015	GAAP	Restructuring / Asset Impairment Charges(1,2)	Other Adjustments(3)	Base

Net sales	$1,242,592	$—	$—	$1,242,592
Cost of sales	1,013,219	—	—	1,013,219
Gross profit	229,373	—	—	229,373
Selling, general and administrative expenses	130,341	—	(6,858)	123,483
Restructuring/Asset impairment charges	19,551	(19,551)	—	—
Income before interest and income taxes	79,481	19,551	6,858	105,890
Interest expense, net	13,687	—	—	13,687
Income before income taxes	65,794	19,551	6,858	92,203
Provision for income taxes	24,775	1,574	2,018	28,367
Income before equity in earnings of affiliates	41,019	17,977	4,840	63,836
Equity in earnings of affiliates, net of taxes	2,976	—	—	2,976
Net income	43,995	17,977	4,840	66,812
Net (income) attributable to noncontrolling interests	(81)	(5)	—	(86)
Net income attributable to Sonoco	$43,914	$17,972	$4,840	$66,726

Per Diluted Share	$0.43	$0.18	$0.05	$0.65

		Non-GAAP Adjustments
Three Months Ended September 28, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Net sales	$1,262,503	$—	$—	$1,262,503
Cost of sales	1,040,059	—	—	1,040,059
Gross profit	222,444	—	—	222,444
Selling, general and administrative expenses	110,507	—	888	111,395
Restructuring/Asset impairment charges	5,908	(5,908)	—	—
Income before interest and income taxes	106,029	5,908	(888)	111,049
Interest expense, net	12,918	—	—	12,918
Income before income taxes	93,111	5,908	(888)	98,131
Provision for income taxes	27,539	1,954	(129)	29,364
Income before equity in earnings of affiliates	65,572	3,954	(759)	68,767
Equity in earnings of affiliates, net of taxes	2,294	—	—	2,294
Net income	67,866	3,954	(759)	71,061
Net (income) attributable to noncontrolling interests	(810)	(11)	533	(288)
Net income attributable to Sonoco	$67,056	$3,943	$(226)	$70,773

Per Diluted Share	$0.65	$0.04	$—	$0.69

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Included in 2015 Restructuring/Asset impairment charges are disposal and income tax gains related to the sale of two of the Company's metal end and closures plants. Additionally, asset impairments related to the devaluation of the Venezuelan Bolivar are included in these amounts.

(3) Other adjustments consist primarily of acquisition-related costs, the release of reserves related to the partial settlement of the Fox River environmental claims, and legal and professional fees related to the investigation of the Mexican Packaging Services restatement.

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Sonoco Reports Third Quarter 2015 Results - page 13

		Non-GAAP Adjustments
NINE MONTHS Ended September 27, 2015	GAAP	Restructuring / Asset Impairment Charges(1,2)	Other Adjustments(3)	Base

Net sales	$3,697,234	$—	$—	$3,697,234
Cost of sales	3,007,155	—	—	3,007,155
Gross profit	690,079	—	—	690,079
Selling, general and administrative expenses	357,893	—	22,816	380,709
Restructuring/Asset impairment charges	29,637	(29,637)	—	—
Income before interest and income taxes	302,549	29,637	(22,816)	309,370
Interest expense, net	40,509	—	—	40,509
Income before income taxes	262,040	29,637	(22,816)	268,861
Provision for income taxes	75,019	16,850	(7,214)	84,655
Income before equity in earnings of affiliates	187,021	12,787	(15,602)	184,206
Equity in earnings of affiliates, net of taxes	7,291	—	—	7,291
Net income	194,312	12,787	(15,602)	191,497
Net (income) attributable to noncontrolling interests	(239)	(75)	—	(314)
Net income attributable to Sonoco	$194,073	$12,712	$(15,602)	$191,183

Per Diluted Share	$1.90	$0.12	$(0.15)	$1.87

		Non-GAAP Adjustments
NINE MONTHS Ended September 28, 2014	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Net sales	$3,700,151	$—	$—	$3,700,151
Cost of sales	3,038,996	—	—	3,038,996
Gross profit	661,155	—	—	661,155
Selling, general and administrative expenses	360,712	—	(382)	360,330
Restructuring/Asset impairment charges	11,571	(11,571)	—	—
Income before interest and income taxes	288,872	11,571	382	300,825
Interest expense, net	38,696	—	—	38,696
Income before income taxes	250,176	11,571	382	262,129
Provision for income taxes	79,322	3,342	(75)	82,589
Income before equity in earnings of affiliates	170,854	8,229	457	179,540
Equity in earnings of affiliates, net of taxes	6,896	—	—	6,896
Net income	177,750	8,229	457	186,436
Net (income) attributable to noncontrolling interests	(858)	(26)	533	(351)
Net income attributable to Sonoco	$176,892	$8,203	$990	$186,085

Per Diluted Share	$1.71	$0.08	$0.01	$1.80

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Included in 2015 Restructuring/Asset impairment charges are disposal and income tax gains related to the sale of two of the Company's metal end and closures plants. Additionally, asset impairments related to the devaluation of the Venezuelan Bolivar are included in these amounts.

(3) Other adjustments consist primarily of acquisition-related costs, the release of reserves related to the partial settlement of the Fox River environmental claims, and legal and professional fees related to the investigation of the Mexican Packaging Services restatement.

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